COMMONWEALTH INDUSTRIES, INC.

                                  Amendment to
                    1997 Stock Incentive Plan, as amended and
                             restated April 23, 1999


Effective December 18, 2000, the Board of Directors adopted the following resolution:

RESOLVED, that the first sentence of Section 7, titled Non-Employee Director Stock Options and Shares., of the Commonwealth Industries, Inc., 1997 Stock Incentive Plan, as amended and restated April 23, 1999, be amended to, effective December 18, 2000, to read in its entirety as follows:

         Nonqualified Stock Options to purchase 10,000 shares of Common Stock, the number of shares being subject to adjustment pursuant to Section 13, shall be granted automatically to each Non-Employee Director (a) upon the date such director joins the Board or becomes a Non-Employee Director and (b) on each succeeding January 1 which is not less than 90 days after the date referred to in clause (a).


December 18, 2000.